UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ALICO, INC.

(Name of Registrant as Specified In Its Charter)

N/A

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ALICO, INC.

10070 Daniels Interstate Court

Suite 100

Fort Myers, FL 33913

Notice of Annual Meeting of Shareholders

To be held February 17, 2012

To the Shareholders of Alico, Inc.:	January 17, 2012

The Annual Meeting of Shareholders (the “Annual Meeting”) of Alico, Inc., (the “Company”), will be held at Florida Gulf Coast University, 10501 FGCU Blvd. South, Ft. Myers, Florida 33965, Alico Arena (the “Meeting Place”) on Friday, February 17, 2012, at 10:00 a.m. eastern standard time for the following purposes, as more fully described in the Proxy Statement accompanying this notice:

1. To elect nine Directors to serve until the next Annual Meeting or until their respective successors have been elected and qualified.

2. To ratify the Audit Committee’s selection of the Company’s Independent Registered Public Accounting Firm.

3. To request advisory approval for the compensation of the Named Executive Officers.

4. To transact such other business as may properly come before the Annual Meeting or any and all adjournments thereof.

Only shareholders of record at the close of business on December 30, 2011, will be entitled to notice of, and to vote at, the Annual Meeting. A list of shareholders of record will be available at the Annual Meeting and, during the 10 day period prior to the Annual Meeting at our corporate headquarters, 10070 Daniels Interstate Court, Fort Myers, FL 33913.

All shareholders are cordially invited to attend the Annual Meeting in person. Your vote is important. If you are unable to attend the Annual Meeting in person but wish your shares to be voted upon the matters to come before it, please complete, sign and date the accompanying proxy card and mail it in the enclosed envelope. Any shareholder of record attending the Annual Meeting may vote in person, even if he or she has voted by returning a completed proxy card. You may revoke your proxy at any time prior to the Annual Meeting and vote by ballot. If you do vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

By Order of the Board of Directors

/s/ Denise Plair

Denise Plair

Secretary

Fort Myers, FL

ALICO, INC.

10070 Daniels Interstate Court

Suite 100

Fort Myers, FL 33913

PROXY STATEMENT

Annual Meeting of Shareholders

January 17, 2012

Fort Myers, Florida

The Board of Directors of ALICO, INC. (the “Company”) hereby solicits proxies to be used at the Annual Meeting of Shareholders of the Company to be held on February 17, 2012, and at any and all adjournments thereof, and this proxy statement is furnished in connection therewith.

Every proxy may be revoked at any time prior to the exercise thereof, by any record shareholder giving such proxy, by giving written notice of revocation to the Secretary of the Company at or before the annual meeting by duly executing a subsequent proxy relating to the same shares or by attending the annual meeting and voting by ballot. In addition to the use of the mails, Directors, officers and regular employees of the Company may, without additional compensation, solicit proxies in person or by telephone, mail or electronic communication. All costs of solicitation will be borne by the Company. Brokerage houses, bankers and others holding stock in their names or names of nominees or otherwise will be reimbursed for reasonable out-of-pocket expenses incurred by them in sending proxies and proxy materials to the beneficial owners of such stock.

It is anticipated that this proxy statement and accompanying notice, form of proxy card and Company’s Annual Report on Form 10-K to Shareholders will be first sent to the Shareholders of the Company on or about January 17, 2012.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on February 17, 2012: This Notice, the attached Proxy Statement, and Alico, Inc.’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011, are available on Alico’s website at http://www.alicoinc.com. In addition, you may access these materials at http:// www.rrdezproxy.com/2012/alicoinc.

VOTING SECURITIES

The Company has only one class of voting securities outstanding, its Common Stock, par value $1.00 per share, of which 7,349,410 shares were outstanding as of December 30, 2011. Each share entitles the holder thereof to one vote per share. Only shareholders of record at the close of business on December 30, 2011, will be entitled to vote at the meeting or at any and all adjournments thereof.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND MANAGEMENT:

The following table sets forth certain information relating to the beneficial ownership of shares of Common Stock of the Company as of December 30, 2011, by (i) all persons known by the Company to own beneficially more than five percent (5%) of the outstanding shares of Common Stock, (ii) the current Directors and Director nominees, (iii) each Named Executive Officer, and (iv) all current Directors and Executive Officers of the Company as a group. To our knowledge based on information furnished to us, there are no other persons who own beneficially more than five percent (5%) of the Company’s outstanding Common Stock. Unless otherwise indicated, the persons listed in this table have sole voting and investing power with respect to all shares shown as beneficially owned, subject to community property laws where applicable.

	Shares Beneficially Owned(1)
Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership		Percent of Class
5% Shareholders
Atlantic Blue Group, Inc. 122 East Tillman Avenue Lake Wales, Florida 33853	3,725,457	(2)	50.7%

Thomas E. Claugus 2100 Riveredge Parkway, Suite 840 Atlanta, GA 30328	994,043	(3)	13.5%

GMT Capital Corp. 2100 Riveredge Parkway, Suite 840 Atlanta, GA 30328	630,330	(3)	8.6%

Directors and Named Executive Officers(4)
John R. Alexander	3,760,907	(2)	51.2%
John David “JD” Alexander	3,732,325	(2)(5)	50.8%
Robert E. Lee Caswell	3,725,737	(2)(6)	50.7%
Thomas H. McAuley	3,529	(7)	*
Charles L. Palmer	25,797	(7)(8)	*
Ramon Rodriguez	6,605	(7)	*
John D. Rood	5,563	(7)	*
Robert J. Viguet, Jr.	10,719	(7)	*
Dr. Gordon Walker	13,647	(7)	*
Ken Smith, Ph.D.	- 0 -		*
Donald R. Schrotenboer	2,161	(9)	*
W. Mark Humphrey	- 0 -		*
All Executive Officers and Directors as a group (12 persons)	110,429	(10)	1.5%

*	Less than one percent
(1)

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) that deem shares to be beneficially owned by any person who has or shares voting and/or investment power with respect to such shares. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. There were no outstanding options for any of the parties included in the table above.
(2)	The amount shown for Atlantic Blue Group, Inc. (“Atlanticblue”) is based on the number of shares reported on Amendment No. 14 to the 13D filed on December 22, 2011 with the SEC (the “Atlanticblue 13D”). According to the Atlanticblue 13D, Atlanticblue and Alico Holding, LLC share the power to vote or direct the vote and the power to dispose or direct the disposition of 3,725,457 shares as of December 22, 2011 Alico Holdings, LLC is a wholly owned subsidiary of Atlantic Blue Group, Inc. of which Messrs. John R. Alexander and JD Alexander may be considered to be the indirect beneficial owners by virtue of their shared control, together with the Alexander, Collier and Milligan families, of 100% of the stock of Atlantic Blue Group, Inc. Mr. Robert E. Lee Caswell may also be deemed to be the indirect beneficial owner of these shares by virtue of his wife’s holdings and shared control of the stock of Atlantic Blue Group, Inc. Mr. JD Alexander is the President of Atlantic Blue Group, Inc. and thereby also exercises investment control over the shares held by Alico Holding, LLC.
(3)	Includes 630,330 shares held by GMT Capital Corp., as of September 30, 2011 as reported on a Form 13-F filed on November 14, 2011, and 156,300 shares held by Bay Resource Partners, L.P., 106,600 shares held by Bay II Resource Partners, L.P., and 82,613 shares held by Bay Resource Partners Offshore Fund, Ltd of which Mr. Claugus may be considered to be the indirect beneficial owner by virtue of his positions as President of GMT Capital Corp., general partner of Bay Resource Partners, L.P., general partner of Bay II Resource Partners, L.P. and investment manager of Bay Resource Partners Offshore Fund, Ltd. for which shared voting and shared dispositive powers are held. Mr. Claugus holds 18,200 shares personally for which he holds sole voting and dispositive powers.
(4)	Except as set forth in this table or the footnotes thereto, the business address of each Director and Named Executive Officer listed is c/o Alico, Inc., 10070 Daniels Interstate Court Suite 100, Fort Myers, FL 33916.
(5)	Includes 190 shares held in the names of Mr. JD Alexander’s children and 6,678 shares received under the Directors Stock Compensation Plan pursuant to Mr. Alexander’s election to receive shares in lieu of cash fees.
(6)	Includes 280 shares held in the names of Mr. Caswell’s children.
(7)	Consists of shares received under the Directors Stock Compensation Plan pursuant to such Director’s election to receive shares in lieu of cash fees.
(8)	Includes 15,797 shares received under the Directors Stock Compensation Plan pursuant to Mr. Palmer’s election to receive shares in lieu of cash fees.
(9)	Includes 2,161 shares issued under the 2008 Incentive Equity Plan.
(10)	Does not include the shares of Alico Holding, LLC as described in Footnote (2) to this table.

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To the Company’s knowledge, based solely upon a review of copies of reports filed with the SEC including Forms 3, 4 and 5 and amendments thereto, furnished to the Company pursuant to Rule 16a-3(e) during the fiscal year 2011, and certain written representations, if any, made to the Company, no officer, Director or beneficial owner of 10% or more of the Company’s common stock has failed to file on a timely basis any reports required by Section 16(a) of the Exchange Act to be filed during fiscal 2011.

PROPOSAL ONE

ELECTION OF DIRECTORS

At the Annual Meeting, nine Directors will be elected to hold office for the ensuing year or until their respective successors are duly elected and qualified, unless they earlier resign or a vacancy is created due to the respective death or removal of any of such Directors, or for other cause in accordance with the Bylaws of the Company. Unless authority is withheld on the attached form of proxy card, such proxy will be voted FOR the election of the nominees set forth below to serve as such Directors. The proxy cannot be voted for a greater number of persons than nine. The Board of Directors has determined that all nominees are qualified to serve. All nominees are currently members of the Board of Directors and all have consented to being named in this proxy statement and have notified management that they will serve, if elected. Management knows of no reason why any of these nominees would be unable or unwilling to serve; but if any of the nominees should be unable or unwilling to serve as a Director, the persons designated as proxies reserve full discretion to cast their votes for another person in his/her place.

A plurality of the votes received will elect each Director. Abstentions and broker non-votes will only be counted for the purpose of determining whether a quorum exists.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF EACH OF THE NOMINEES LISTED BELOW:

Information Regarding Director Nominees

The following sets forth the names, ages and business experience for the past five years, including principal occupation or employment (other than with the Company), of each of the nine Director nominees, as it has been furnished to the Company by each nominee.

Nominee	Age	Position with the Company, if any	Business Experience
John R. Alexander(1)	75	Chairman of the Board	Director and Chairman of the Board of Alico since 2004. Mr. Alexander brings to the Board comprehensive knowledge regarding the operations of the Company and extensive leadership experience. Mr. Alexander also served as Chief Executive Officer of Alico, Inc. from February to July 2004 and from March 22, 2005 until June 30, 2008. Mr. Alexander serves as President and Chief Executive Officer of Scenic Highland Enterprises, LLC. Previously, he served as Chairman, President and Chief Executive Officer of Atlantic Blue Group, Inc. (2004-2005); Chairman of the Four Sisters Protectorate (1999-2004); and as Executive Vice President of the Four Sisters Properties, Inc. (2001-2004). Mr. Alexander served as Senior Vice President, Corporate Secretary and Director of Orange-co, Inc. (NYSE: OCI) (1992-1998) and as Vice President and Director of Ben Hill Griffin, Inc. (1980-1998). Mr. Alexander also served as a Co-General Partner of Scenic Highland Groves, LLP (1996-2007) and served on the Board of Directors of Farm Credit of Southwest Florida, ACA (1992-2009).

JD Alexander(1)	52	Vice-Chairman of the Board and President and Chief Executive Officer	President and Chief Executive Officer of Alico since February 2010. Director since January 2008, Vice-Chairman of the Alico Board of Directors since October 2009. Mr. Alexander brings to the Board extensive leadership experience in the private and government sectors as well as comprehensive knowledge of the Company’s operations. Mr. Alexander is the Chairman and Chief Executive Officer of Atlantic Blue Group, Inc. Mr. Alexander previously served as a Director of Alico (2004-2005). Mr. Alexander serves as a Florida State Senator (2002-Present) and previously served as a Florida State Representative (1998-2002). He served as a Co-General partner of Scenic Highland Groves, LLP (1996-2007) and previously worked for Alico, Inc. as Vice President Citrus (1987-1997). Mr. Alexander currently serves as a Director on the board of Global Growth Trust, Inc. (August 2009-Present).

Nominee	Age	Position with the Company, if any	Business Experience
Robert E. Lee Caswell(1)	52		Director of the Company since March 2005. Mr. Caswell has considerable executive experience in the real estate industry that is beneficial to the Board. Mr. Caswell is the Operations Manager for PC Associates, LLC, a developer and manager of mid-rise and high-rise office properties in Atlanta, Georgia and surrounding areas. Mr. Caswell has been with PC Associates since 1994, and he has prior experience in real estate development with a variety of companies, including residential, office and industrial development: Caswell & Associates, Inc. (1991-1994), AMLI Realty Co. (1987-1991), NTS Development Corporation (1985-1987); and Merrill Lynch Commercial Real Estate (1983-1985).

Thomas H. McAuley	66		Director of the Company since October 2010. Mr. McAuley’s business experience and service on other boards provide expertise in corporate leadership and real estate and financial matters. Former President of Inland Capital Markets Group, Inc. (2005-2009) a subsidiary of TIGI, a Chicago real estate and financial services Company. Chairman and CEO of IRT Property Company, Atlanta GA (1995-2003). He currently serves on boards of Inland Real Estate Corporation, The Westervelt Company and the Bank of Atlanta.

Charles L. Palmer	70		Director of the Company since April 2005. Mr. Palmer brings to the Board outside board experience, extensive leadership experience and extensive knowledge of the real estate industry. Mr. Palmer is President and Chief Executive Officer of North American Company, LLC, an investment and management company. Mr. Palmer has served in that capacity since January 1, 2010. Prior to that, Mr. Palmer served as President and Chief Executive Officer of North American Company LLLP, a diversified holding company based in Broward County, Florida, which participated in specialty acquisition funds through North American Funds, and real estate development through Sea Ranch Properties, Inc. Mr. Palmer served in that capacity since 1972. Mr. Palmer serves as Chief Executive Officer of North American Business Development Companies, LLC, the business entity that manages each of the businesses held in such funds. Mr. Palmer also serves on the boards of SunTrust Bank of South Florida, N.A., a subsidiary of SunTrust Banks, Inc., and the Board of the Performing Arts Center Authority of Broward County.

Nominee	Age	Position with the Company, if any	Business Experience
Ramon A. Rodriguez	66		Director of the Company since June 2009. Mr. Rodriguez brings to the Board considerable experience in finance and accounting, and the Board has determined that he is an audit committee financial expert. Mr. Rodriguez was an Executive with Crowe Horwath (2006-2008) after selling his CPA firm Madsen Sapp Mena Rodriguez & Co. to them. He was a CPA with Madsen Sapp Mena Rodriguez & Co. (1971-2006) and its Chairman and CEO (1985-2006). Mr. Rodriguez was also Secretary/Treasurer of DME Corporation, a company involved in manufacturing aerospace and defense products from 1975 until its sale in 2009. He is a member of the Board of Directors of Republic Services, Inc., a solid waste company (NYSE: RSG). Mr. Rodriguez also serves on a number of civic boards and is presently a member of the Board of Directors of WPBT Channel 2, a not-for-profit television station based in Miami, Florida.

John D. Rood	56		Director of the Company since June 2009. Mr. Rood has a proven record of leadership in the real estate industry and in public service. Mr. Rood is the founder and Chairman of The Vestcor Companies, a group of real estate development companies. Mr. Rood is also founder and Chairman of the JDR Companies, a property management company. Mr. Rood currently serves as a Governor on the Florida Board of Governors, which oversees the State of Florida University System. He previously served as U.S. Ambassador to the Commonwealth of the Bahamas (2004-2007) and as Commissioner and Chairman of the Florida Fish and Wildlife Conservation Commission (2002-2004).

Robert J. Viguet, Jr.	53		Director of the Company since September 2006. Mr. Viguet has extensive experience as an outside advisor to public companies and has expertise in corporate governance. Mr. Viguet is a corporate and securities attorney in the Houston, Texas office of Thompson & Knight LLP, an international law firm where he has been a partner since 2003. Mr. Viguet was a shareholder in the Houston, Texas office of Chamberlain, Hrdlicka, White, Williams & Martin, a regional law firm where he was a member of the firm’s corporate and securities practice group (1996-2003) and a member of the firm’s management committee (1999-2003). Mr. Viguet previously worked as a corporate attorney for Apache Corporation (NYSE: APA), a leading independent oil company (1993-1996), and was an investment banker and shareholder of McFarland, Grossman & Company, a private investment banking firm focusing on industry consolidations and emerging growth companies (1992-1993). Mr. Viguet is an independent member of the Board of Directors of Atlantic Blue Group, Inc. (2005-Present).

Nominee	Age	Position with the Company, if any	Business Experience
Gordon Walker, PhD	67		Director of the Company since April 2005. Dr. Walker has extensive business and financial knowledge. Dr. Walker is currently the David B. Miller Professor of Business and Chairman of the Department of Strategy and Entrepreneurship at the Cox School of Business, Southern Methodist University, having originally joined the University faculty in 1993. Previously, he taught at Yale University as an Adjunct Associate Professor, at the Wharton School as an Associate Professor, and at the Sloan School, Massachusetts Institute of Technology as an Associate and Assistant Professor.

(1)	Mr. John R. Alexander is the father of Mr. JD Alexander and father-in-law to Mr. Robert E. Lee Caswell. Mr. Caswell and Mr. JD Alexander are brothers-in-law.

Directors Independence—Alico, Inc is a “Controlled Company”

The Company is a “controlled company” under the corporate governance rules of the Nasdaq. Atlantic Blue Group, Inc. (“Atlanticblue”), owns 50.7% of Alico’s outstanding voting stock and therefore is able to elect all of the directors of Alico, Inc. by reason of its voting power. Additionally, by reason of Atlanticblue’s stock ownership, Alico, Inc. is exempt from being required to meet the independent director requirements of Nasdaq, pursuant to the provisions of Nasdaq rule 5615(c)(1), with respect to the composition of its Board and the composition of its Compensation and Nominating and Governance Committees. Audit committees must be comprised of Independent Directors whether or not a company is a controlled company. A Director is independent if the Board makes an affirmative determination that (i) the Director has no relationships which would interfere with the exercise of independent judgment in carrying out the responsibilities as a Director and (ii) the Director has no prohibited relationships with the registered company or its Executive Officers during the preceding thirty-six (36) months from the determination. Even though the Company is exempt from meeting these requirements except as to the composition of its Audit Committee, if the rules were applicable, persons affiliated with a controlling shareholder who does not otherwise have a prohibited relationship with the registered company or the controlling shareholder may be considered independent. SEC rules require disclosure of “related party” transactions and Nasdaq listing standards, Florida Statutes and company policies require approval of related party transactions by independent or disinterested directors whether or not the Company is a controlled company. For purposes of this requirement, an independent or disinterested Director is defined as a Director without a conflict of interest in the subject transaction (whether by virtue of ownership or family relationship). See “Certain Relationships and Related Party Transactions” at page 30 of this proxy statement.

On December 3, 2009, Atlanticblue reconfirmed to Alico by letter that unless and until Atlanticblue has given Alico 30 day’s prior written notice to the contrary, Atlanticblue will:

1.	Vote its shares of common stock at Alico’s annual shareholder meeting to elect Director nominees such that a majority of Alico’s Board of Directors is comprised of Directors who are “Independent” as defined in Nasdaq Rule 5605(a) (2).

2.	Not acquire, through open market or private purchases, more than 55% of Alico’s outstanding common stock on a fully diluted basis.

3.	Not engage in any related party transaction with Alico or any of its subsidiaries unless such transaction is approved by a majority of the independent Directors on Alico’s Board of Directors (or a Committee of Alico’s Board of Directors comprised entirely of independent Directors).

It is the policy of the Board to have separate meetings for independent Directors at least twice a year and at other times as requested by an Independent Director. Each meeting shall be led by a chairman chosen pro tem by the Independent Directors. The Company met this requirement during the fiscal year ended September 30, 2011.

Board Leadership Structure and Role in Risk Oversight

The Board of Directors, comprised of nine members, is led by a Chairman of the Board and a Vice Chairman of the Board. John R. Alexander serves as Chairman of the Board, and JD Alexander serves as Vice Chairman of the Board. JD Alexander also serves as President and Chief Executive Officer of the Company. The Board believes that the Company’s leadership structure is appropriate for a public company of its size, industry and market capitalization. The Board also believes that its independent Directors provide strong leadership and complement the talents of our management team. Under the terms of the Board’s Audit Committee Charter, the Audit Committee is composed solely of independent Directors and charged with discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. The Audit Committee provides regular reports to the Board of Directors, and the Board considers risk assessment and risk management policies where appropriate.

BOARD COMMITTEES

The Company currently has the following standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The descriptions set forth below provide detailed information about the activities of these Committees during the 2011 fiscal year, as well as the current composition of each Committee.

Audit Committee

The Audit Committee was established in accordance with Section 3(a) (58) (A) of the Exchange Act. The Audit Committee met six (6) times during the fiscal year ended September 30, 2011. During the last completed fiscal year, each Audit Committee member received $1,000 base compensation for each committee meeting attended in person or $500 for each meeting attended telephonically, but are not paid for attending more than four meetings in the twelve month period beginning February 18, 2011, whether such participation is by telephone or in person. The Chairman of the Audit Committee (who also served as the Audit Committee’s Financial Expert) was paid additional annual base compensation of $10,000 payable in quarterly installments. For Directors electing to receive fees in Company stock, stock from treasury purchases was used to compensate Directors at 150% of the base fees otherwise due in cash for such attendance or service.

The principal functions of the Audit Committee are to select and appoint and approve the compensation of the Company’s independent public accountants, to review with such accountants the plan for and results of their examination of the financial statements of the Company, to determine the independence of such accountants, to review required SEC filings and to review the adequacy of the system of internal accounting controls, procedures and practices. The Committee’s report on its activities for the 2011 fiscal year begins on page 31 of this proxy statement. Fees paid to the Company’s independent registered auditors during the fiscal years ended September 30, 2011 and 2010 are set forth on page 32. The Audit Committee operates pursuant to a Charter approved by the Board, most recently amended and restated on September 30, 2010. The Charter is available on the Company’s website at http://www.alicoinc.com.

The Audit Committee is currently composed of four independent, Directors: Ramon A. Rodriguez (Chairman), Charles L. Palmer, John D. Rood, and Robert J. Viguet, Jr. All members of the Audit Committee are independent Directors in accordance with the applicable Nasdaq listing standards. The Company’s Board of Directors has determined that Mr. Rodriguez is qualified to serve and has been designated as the Financial Expert to the Audit Committee.

Compensation Committee

The Compensation Committee met eight (8) times during the fiscal year ended September 30, 2011. Compensation Committee members were paid a base amount of $1,000 for each committee meeting attended in person or $500 for each meeting attended telephonically but are not paid for more than two meetings in the twelve month period beginning February 18, 2011. The Chairman of the Compensation Committee was paid an additional annual base compensation of $5,000 payable in quarterly installments. For Directors electing to receive fees in Company stock, stock from treasury stock purchases was used to compensate Directors at 150% of the fees otherwise due in cash for such attendance or service. The Compensation Committee operates in accordance with a charter adopted by the Board and most recently amended and restated on September 30, 2010, a copy of which is posted on the Company’s website at http://www.alicoinc.com. The principal functions of the Compensation Committee are to review the compensation of the Executive Officers of the Company and make recommendations to the Board of Directors regarding such compensation. The Compensation Committee’s report on executive compensation is set forth on page 16 and precedes a detailed “Compensation Discussion and Analysis” which begins on that same page.

The Compensation Committee is currently composed of four independent Directors: Robert J. Viguet, Jr. (Chairman), Thomas H. McAuley, Charles L. Palmer and Dr. Gordon Walker.

Compensation Committee Interlocks and Insider Participation.

None of the current members of the Compensation Committee is an officer or employee of the Company. In addition, there are no interlocking relationships between any of these Directors and any other current Executive Officer of the Company, and each of them is independent under the listing standards of Nasdaq. Alico is a “Controlled Company” under Nasdaq Rule 5615(c) (1), therefore the Directors of the Compensation Committee do not have to be all independent.

Nominating and Governance Committee

The Nominating and Governance Committee met four (4) times during the fiscal year ended September 30, 2011. The Nominating and Governance Committee is responsible for identifying individuals qualified to become board members, recommending to the Board the Director nominees for the next annual meeting of shareholders, filling vacancies on the Board between annual meetings and for various corporate governance oversight responsibilities. The Committee operates pursuant to a Charter, most recently amended and restated on September 30, 2010, which is available on the Company’s website at http://www.alicoinc.com. The Charter is reviewed annually as required by the Principles of Corporate Governance.

Currently the members of the Nominating and Governance Committee are Dr. Gordon Walker (Chairman), Charles L. Palmer and John D. Rood. The Nominating and Governance Committee is currently composed entirely of Directors who satisfy the definition of independent under the Nasdaq listing standards. As such, although Alico is a “controlled company”, the Committee meets the NASDAQ requirement for companies that are not “controlled.” Nominating and Governance Committee members were paid $1,000 base compensation for each committee meeting attended in person or $500 for each meeting attended telephonically but are not paid for more than two meetings in the twelve month period beginning February 18, 2011. The Chairman of the Nominating and Governance Committee received an additional annual base compensation of $5,000 which was paid in quarterly installments. For Directors electing to receive fees in Company stock, stock from treasury stock purchases was used to compensate Directors at 150% of the fees otherwise due in cash.

For each annual meeting of the Company’s shareholders, the Nominating and Governance Committee nominates qualified incumbent Directors who continue to satisfy the criteria for membership on the Board, whom the Committee believes will continue to make important contributions to the Board and who consent to stand for reelection and to continue their service on the Board, if they are re-elected. If there are Board positions for which the Nominating and Governance Committee will not be re-nominating a qualified incumbent, the Committee will solicit recommendations for nominees from persons they believe are likely to be familiar with qualified candidates, including members of the Board and senior management. The Committee may also engage a search firm to assist in identifying qualified candidates and will consider recommendations for Director nominations submitted by shareholders entitled to vote generally in the election of Directors, in accordance with Committee’s policy for such shareholder recommendations as described herein. The Nominating and Governance Committee will review and evaluate each candidate, whom it believes merits serious consideration, taking into account all available information concerning the candidate, as well as the qualifications for Board membership established by the Nominating and Governance Committee, the existing composition and mix of talent and expertise on the Board and other factors that it deems relevant. In conducting its review and evaluation, the Committee may solicit the views of management and other members of the Board and may conduct interviews of proposed candidates.

The Nominating and Governance Committee and the Board of Directors require that all candidates for Directors be persons of integrity and sound ethical character, be able to represent all shareholders fairly, have no interests that materially conflict with those of the Company and its shareholders, have demonstrated professional achievement, have meaningful management, advisory or policy making experience, have a general appreciation of the major business issues facing the Company and have adequate time to devote to service on the Board. The Board also evaluates candidates based on their independence from the Company, financial acumen, knowledge of the Company’s industry and experience serving on other Boards.

The Company paid fees and expenses to a third party in connection with the identification or evaluation of potential nominees for the year ended September 30, 2010 in the amount of $66,715. There were no fees and expenses paid to a third party in fiscal year 2011 in connection with the identification or evaluation of potential nominees.

The Nominating and Governance Committee has adopted a formal policy with regard to the consideration of any Director candidates recommended by shareholders other than Atlanticblue, Alico’s controlling shareholder. Atlanticblue is not included in this policy because, as the controlling shareholder of Alico, representatives of Atlanticblue may serve on Alico’s Board of Directors to express its views on corporate strategy and policy and other matters. Subject to the foregoing, the criteria for consideration of shareholder recommendations are as follows: (a) for each annual meeting of the Company’s shareholders, the Nominating and Governance Committee will accept for consideration only one recommendation from any shareholder or affiliated group of shareholders; (b) only candidates who satisfy the Company’s minimum qualifications for Directors will be considered, and (c) in considering shareholder recommendations, the Committee will take into account, among other factors, the size and duration of the recommending shareholder’s ownership interest in the Company and whether the shareholder intends to continue holding that interest through the annual meeting date.

A shareholder wishing to recommend to the Nominating and Governance Committee a candidate for election as a Director must submit the recommendation in writing to the Nominating and Governance Committee, in care of the Company’s Corporate Secretary at the address of the Company’s headquarters. Submissions by shareholders recommending candidates for election at the next annual meeting must comply with the same deadline as other shareholder proposals for such meeting; that is, the recommendations must be received not later than 120 calendar days prior to the first anniversary of the date of the proxy statement for the prior annual meeting of shareholders. In the event that the date of the next annual meeting of shareholders is more than 30 days following the first anniversary date of the annual meeting of shareholders for the prior year, the submission must be made in a reasonable time in advance of the mailing of the Company’s next annual proxy statement. Each nominating recommendation must include such specified information concerning the shareholder group of shareholders making the recommendations as the Nominating and Governance Committee may determine from time to time, the name of the proposed nominee, any relationships between the recommending shareholder and the proposed nominee and the qualifications of the proposed nominee to serve as a Director. The recommendation must also be accompanied by the consent of the proposed nominee to serve if nominated and the agreement of the nominee to be contacted by the Nominating and Governance Committee, if the Committee decides to do so.

All Director nominees approved by the Nominating and Governance Committee for inclusion in the Company’s proxy card for the 2012 Annual Meeting are Directors who were elected at the 2011 Annual Meeting of Shareholders held on February 18, 2011 and who are standing for re-election.

In conformance with the Company’s Principles of Corporate Governance, John R. Alexander, Chairman of the Board, having reached the age of 75, submitted a letter of resignation to the Committee on July 15, 2011. The Committee declined to accept the Chairman’s resignation, based on his ongoing significant contributions to the Company and the Board and recommended to the Board that his name be slated with the other incumbent Directors for the vote by the Company’s shareholders as shown in this proxy statement.

The Nominating Committee at this time is proposing nine nominees for nine positions, all of whom are currently Board members. Under Florida law and the Corporation’s Bylaws, the Board may increase the number of Directors during the year and appoint additional Directors to fill the vacancies so created if it chooses to do so. There is no plan to do so at the present time.

Special Committee

In addition to the standing committees described above, on October 31, 2008, the Board established a Special Committee to investigate a shareholder derivative action complaint filed by Baxter Troutman against JD

Alexander and John R. Alexander, which names Alico as a nominal defendant. Mr. Troutman, a former Director of the Company, is the cousin of JD Alexander and nephew of John R. Alexander, and is a shareholder in Atlanticblue and Alico. The complaint alleges that JD Alexander and John R. Alexander committed breaches of fiduciary duty in connection with a proposed merger of Atlanticblue into Alico which was proposed in 2004 and withdrawn by Atlanticblue in 2005. On June 3, 2009 the Special Committee completed its investigation with the assistance of independent legal counsel, and determined that it would not be in Alico’s best interest to pursue such litigation. Alico filed a motion to dismiss the litigation based on the findings of the Special Committee. The Court issued an order denying the motion to dismiss the shareholder derivative suit on May 24, 2011. Subsequently, JD Alexander and John R. Alexander filed a motion to dismiss the shareholder derivative action. On November 21, 2011, the Circuit Court in Polk County, Florida issued an order dismissing the shareholder derivative action without prejudice for failing to state a cause of action. The complaint was amended and re-filed on December 16, 2011. The Special Committee is currently composed of Charles L. Palmer, John D. Rood, Ramon A. Rodriguez and Thomas H. McAuley. Mr. Palmer and Mr. McAuley received Company common stock with a market value of $15,000 and $1,500, respectively, for their service on the Special Committee for fiscal year 2011.

Code of Business Conduct and Ethics

On August 5, 2011, the Board of Directors amended the Company’s Code of Business Conduct and Ethics (“Code of Ethics”). The Code of Ethics applies to all Directors, officers and employees and includes a “Whistleblower Policy” with procedures for the submission of complaints or concerns regarding financial statement disclosures and other matters. These amendments were administrative in nature. A copy of the revised Code of Ethics is posted on the Company’s website at http://www.alicoinc.com. Any person will be provided with a copy of such Code of Ethics without charge upon written request to the Company’s address, attention: Denise Plair, Corporate Secretary.

Nominations of Directors and Diversity

Alico’s employees, customers and shareholders represent a diversity of backgrounds. In recognition of that fact, the Company adopted a Policy for Board Inclusiveness Review in 2002 to ensure that, in seeking qualified candidates to fill vacancies on its Board of Directors, the Company makes a commitment to locate candidates whose backgrounds reflect the diversity seen in Alico’s employee, shareholder and customer base. While Alico has never discriminated against any employee, applicant, board candidate, or anyone on the basis of race, color, religion, sex, national origin, age, ancestry or disability, in order to achieve diversity, Alico is taking affirmative steps to identify qualified candidates who can enhance its Board. This does not mean that Alico will solicit, for association with the Company, anyone other than those whose skills, education, experience and performance is of the highest caliber.

Typically, Board vacancies are filled from nominees supplied by the Nominating and Governance Committee after considering nominees proposed by Board members or who come to the attention of the Nominating and Governance Committee through their performance in areas of benefit to the Company. In addition, the Nominating and Governance Committee will accept for consideration the names of qualified nominees submitted by shareholders of the Company that comply with the Nominating and Governance Committee’s formal policy with regard to shareholder nominations as described below in the section entitled “Board Committees; Nominating and Governance Committee.” Each nominee’s qualifications are reviewed by the Nominating and Governance Committee, and the final selection is made on the basis of the nominee whose experience and background are deemed to provide a more valuable contribution to the Board. On an annual basis, at the shareholder’s meeting, the slate of Board members is put to the shareholders for election. Board members are selected to serve on those committees where their individual talents and background would most benefit the Company. For the Audit Committee, committee members are selected based on their expertise and independence in accordance with current SEC and Nasdaq rules. These processes are expected to remain the same for the foreseeable future.

POLICY ON SHAREHOLDER COMMUNICATIONS WITH THE BOARD

The Company’s Board has adopted a formal process by which shareholders may communicate with the Board. Shareholders who wish to communicate with the Board may do so by sending written communications addressed to the Board of Directors of Alico, Inc., 10070 Daniels Interstate Court, Suite 100, Fort Myers, Florida 33913. Company contact information and procedures are also included on the Company’s website at http://www.alicoinc.com.

DIRECTORS’ COMPENSATION AND MEETING ATTENDANCE

The Company’s Board of Directors held seven (7) meetings during the fiscal year ended September 30, 2011. Each Director received a base annual compensation of $32,000 for his or her services as a Director of the Company, payable in quarterly installments and prorated monthly according to the number of months served. Additionally, the Directors received four quarterly payments of $1,000 for in-person attendance of regularly scheduled Board meetings. During fiscal year 2011, all but one of the Directors elected under the Directors Stock Compensation Plan to receive their fees in Company stock at 150% of the base fees. No Director attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board or (2) the total number of meetings of all the Committees of the Board on which he or she served. It is the Company’s policy to strongly encourage its Directors to attend the annual meeting of shareholders, in addition to attendance at regular Board and Committee meetings. All of the Directors attended the 2010 annual meeting of shareholders.

DIRECTOR COMPENSATION

The following table provides information concerning the compensation of the Company’s Directors for the Company’s fiscal year ending September 30, 2011. There were no stock options outstanding for any Director as of September 30, 2011, nor are there any as of the date of this Proxy Statement, and currently Directors do not participate in the Company’s pension benefit plan nor in any of the Company’s defined contribution plans. Accordingly, the columns for such information have been omitted from the table below. For a complete understanding of the table, please read the footnotes and the narrative disclosures that follow the table.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation ($)	Total($)
John R. Alexander(3)	$22,500	$-0-	$112,500	$135,000
JD Alexander(9)	$-0-	$54,000	$-0-	$54,000
Robert E. Lee Caswell	$36,000	$-0-	$-0-	$36,000
Charles L. Palmer(4)(5)(6)(7)(8)	$-0-	$75,750	$-0-	$75,750
Ramon A. Rodriguez(5)(6)(8)	$-0-	$72,750	$-0-	$72,750
John D. Rood(4)(5)(8)	$-0-	$57,000	$-0-	$57,000
Thomas H. McAuley(7)(8)	$-0-	$60,750	$-0-	$60,750
Robert J. Viguet, Jr.(5)(6)(7)	$-0-	$66,750	$-0-	$66,750
Gordon Walker, PhD(4)(6)(7)	$-0-	$66,000	$-0-	$66,000

(1)	All figures represent the dollar amount of cash paid for Directors’ annual fees and meeting attendance.
(2)	Figures represent the value of stock received in lieu of cash fees pursuant to each Director’s option under the Directors’ Stock Compensation Plan, as recognized for financial statement reporting purposes with respect to fiscal year 2011, which for all grants was equal to the grant date fair value, computed in accordance with FASB ASC Topic 718. Directors are granted shares of Common Stock on a quarterly basis each year.

(3)	All Other Compensation figures represent fees paid to Mr. Alexander based on a consulting agreement with the Company. The payments ended June 30, 2011, in accordance with the agreement. Mr. John R. Alexander serves as the Board’s Chairman. Effective July 1, 2011, Mr. Alexander will be paid in cash for his service as non-executive Chairman of the Board (see page 15).
(4)	Member, Nominating & Governance Committee
(5)	Member, Audit Committee
(6)	Committee Chairman
(7)	Member, Compensation Committee
(8)	Member, Special Committee
(9)	Mr. JD Alexander received Directors Compensation fees in stock awards in lieu of cash fees in addition to his salary as CEO. See Summary Compensation Table for further information of his salary arrangement.

Director Fees and Equity Compensation

The Company has established a Directors Compensation Plan (the “Compensation Plan”). The Compensation Plan, as amended from time to time, allows each Director, including employee Directors, to participate. Each Director, with the exception of the Chairman of the Board, receives an annual fee of $32,000 for his or her services as a Director of the Company, payable in quarterly installments. In addition, each Director who chairs any Committee, other than the Audit Committee, is paid additional annual compensation of $5,000 payable in quarterly installments, provided that if one Director chairs more than one committee, only one such payment shall be made. The Chairman of the Audit Committee is paid additional annual compensation of $10,000 payable in quarterly installments. In addition to being reimbursed for all out-of-pocket expenses reasonably incurred by a Director in connection with the performance of his or her duties. Each Director attending a Board committee meeting, who is a member of such committee, shall be paid a committee attendance payment of $1,000 for such meeting if attending in person and $500 if attending telephonically, by video remote conferencing or by some other remote communications means. The maximum payment for all such committee meetings attended by a Director on the same date is $1,000 if attending in person and $500 if attending by telephone, video conference or other remote communications means. During fiscal year 2011, the Board limited the number of meetings for which compensation will be paid as follows: four quarterly in-person Board Meetings at $1,000 per meeting; four quarterly Audit Committee Meetings at $1,000 if in person or $500 if telephonic; two Compensation Committee Meetings at $1,000 if in person or $500 if telephonic; and two Nominating and Governance Committee Meetings at $1,000 if in person or $500 if telephonic.

Effective July 1, 2011, the Board of Directors unanimously approved a compensation plan for John R. Alexander, the Chairman of the Board. The Chairman will receive $32,000 as an annual retainer and $50,000 annual fee for service as non-executive Chairman plus meeting attendance fees applicable to all Board members as described above. The compensation is paid in cash on a quarterly basis and is not eligible to be taken in shares of the Company’s stock.

The Compensation Plan encourages stock ownership by the Company’s Directors. Under the Plan, Directors are eligible to receive Director fees payable in Company stock. Each Director will automatically be compensated in Company stock increased to 150% of the specified cash payment amount unless he/she delivers to the Company an election to receive such fees payable in cash prior to the beginning of the calendar year for which the election is to apply, provided that when the Director is first elected to the Company’s Board, such election can be made at any time within 45 days of his or her election to the Company’s Board (or 45 days after the adoption by the Board of the Compensation Plan). Once an election is received, it is irrevocable for the calendar year to which it applies. Unless a Director makes the election to be paid in cash, such Director will receive common stock compensation instead of cash.

For Directors electing cash payment, payment of Director fees is made by check and payments in Company Stock are made by delivery by the transfer agent of a certificate made out in the name of the electing Director for the number of shares of Company Stock determined by dividing (i) the total amount of Director compensation payable since the last Payment Date (as adjusted to 150% of the specified cash payment as provided above) by (ii) the per share price of the Company Stock as of the close of regular trading on the second trading day preceding the Payment Date (the “Stock Price Determination Date”). The per share price on the Stock Price Determination Date shall be the mean between the closing bid and ask price per share of the Company Stock as reported by the Nasdaq Stock Market as of the close of regular trading. Payment for Director compensation is made on the date(s) of the regularly scheduled quarterly or annual Board meeting of the Company, provided that if there is no regularly scheduled quarterly or annual Board meeting for any quarter, the payment is made on the last business day of the quarter (a “Payment Date”).

The Company has committed to use its best efforts to deliver shares which are registered under the Securities Act of 1933 and under applicable state securities laws and are without any restrictive legend or other restriction on resale, except as may be reported in the Company’s proxy statement as a result of the Company’s Director Stock Ownership Policies. The Company issues such shares from the Company’s shares purchased in the open market by the Company in contemplation of such payments, or from shares otherwise held by the Company to fund such payments. All payments in shares issued to Directors or employees during fiscal year 2011 were issued from treasury shares held by the Company and purchased for such funding in accordance with the stock repurchase plan approved by the Company’s Board of Directors. If for any reason the Company cannot deliver shares which have been registered for sale under the Securities Act of 1933 and under applicable state securities laws, the certificates evidencing such shares will contain a legend restricting sale of such securities.

A Director electing to receive his or her Director’s compensation in shares of the Company Stock is responsible for the payment of all federal, state and local income and other taxes resulting from the issuance of Company Stock pursuant to the Compensation Plan.

Additional Arrangements

The Company pays for or provides (or reimburses Directors for out-of-pocket costs incurred for) transportation, hotel, food and other incidental expenses related to attending Board and committee meetings or participating in Director education programs and other Director orientation or educational meetings.

INDEPENDENCE OF DIRECTORS

Each Director has been asked to complete an independence questionnaire which elicits responses about each Director’s personal and business relationships and other factors affecting his/her independence. Based on the review of such questionnaires and all other available information, the Nominating and Governance Committee analyzed the independence of each Director and determined that the following Directors meet the standards of independence under applicable Nasdaq listing standards, including that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment: Messrs. McAuley, Palmer, Rodriguez, Rood, and Walker were determined to be independent according to the guidelines. Mr. Viguet is also independent for all committee assignments, although, because of his service on the board of Atlanticblue, he abstains from voting on any matter in which Atlanticblue has an interest.

COMPENSATION COMMITTEE REPORT

Compensation Philosophy and Framework

The goal of Alico’s executive compensation program is to attract, retain and reward executives who create shareholder value, share our vision and perform in a manner that enables the Company to achieve its strategic goals. Alico’s compensation programs are designed to accomplish this goal by rewarding executives for their contributions to the financial and operating performance of the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that immediately follows this report. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended September 30, 2011.

Submitted by the Compensation Committee of the Board:

Robert J. Viguet, Jr., Chairman

Charles L. Palmer

Dr. Gordon Walker

Thomas H. McAuley

Compensation Discussion and Analysis

The intent of the Company’s executive compensation program is to create incentives for and to reward excellent performance. The Committee implements a compensation program providing for base salaries generally below the median for comparable companies and a discretionary cash bonus which relies on the Committee’s judgment in evaluating performance using both quantitative and qualitative measures and subject to the approval of the full Board. The Committee actively engages in the evaluation process and follows procedures intended to ensure excellence in the Company’s discretionary incentive compensation plans. For example, the Committee annually reviews each Executive Officer’s total compensation package, including base salary, discretionary cash bonus, cash and stock incentive awards, qualified retirement accruals and the incremental cost of all perquisites. The Committee utilizes, and makes available to the full Board, an executive compensation statement, or “tally sheet,” for each Executive Officer for this purpose and compares this information to a peer group of comparable companies (see Competitive Market Environment below).

In determining compensation for the Company’s Named Executive Officers, the Compensation Committee examines several key factors:

•

Company performance and financial condition—The Committee evaluates the Company’s performance for the preceding fiscal year and expected results for the upcoming fiscal year considering any non-recurring events, pretax income, net income and contributions of individual operating segments to these results. Additionally, the Committee reviews the overall financial condition of the Company, including its current and expected compliance with its loan covenants and free cash flows. This review is used by the Committee to determine the amount available for annual discretionary bonuses and contributions to long term incentive programs.

•

Individual contributions toward Company performance—The Committee evaluates the individual performance of each executive and his/her role in influencing Company performance and the financial condition of the Company. These evaluations are largely subjective in nature and, in the case of executive officers other than the Chief Executive Officer (CEO), are based on input from the Company’s CEO regarding each executive’s performance. The Committee evaluates the named executive’s performance based on the Committee’s overall judgment using quantitative and qualitative factors, including the accomplishment of initiatives, attitude and leadership. The Committee does not directly link compensation to achievement of performance goals, but rather relies on its discretion, considering the executive’s contribution in the context of relevant conditions and many factors beyond the executive’s control to determine whether and to what extent the executive’s individual contribution merits discretionary compensation.

•

Competitive market environment—The Committee reviews compensation practices at peer companies and works to identify and maintain a compensation peer group comprised of comparable businesses. The Committee reviews compensation practices at the identified peer companies and considers compensation data obtained from general market observations of the compensation of executives at similar public companies and the overall labor market in the area. The compensation practices of Alico’s peers are only one of several factors used to determine the overall compensation of Alico’s executives. The Committee believes that peer company data provides useful information, but few, if any, peers will accurately mirror Alico’s operations. For this reason, the Company does not benchmark or target compensation within a percentile range of its peers, but utilizes the data as a reference point in its compensation determination. Historically, the compensation peer group has consisted of certain members of the Company’s financial peer group that derive substantial revenue from the same or similar lines of business and which are comparable in size to the Company, along with certain other companies which the Committee believes to be peer companies for compensation purposes. During fiscal year 2011, the Company retained a compensation consultant to assist the Committee with the identification of a peer group of comparable companies for compensation purposes. The compensation peer group is now comprised of Avatar Holdings, Inc., Deltic Timber Corp., Consolidated Tomoka Land Co., Tejon Ranch, Griffin Land and Nurseries Inc., Pope Resources LP and Limoneira Company. All are publicly traded companies with annual revenues between $13 million and $142 million and market capitalization between $128 million and $719 million.

•

Employment and severance agreements—Alico does not have any employment or severance agreements with any of its current executive officers. Such officers serve at the will of the Board, which enables the Board to set the terms of any termination of employment.

•

The Company’s bonus awards are discretionary—The Company operates in volatile agri-business and real estate markets. Many factors, including weather and market conditions, are beyond the control of key executives. As a result, the Committee currently determines incentive bonus payments on a discretionary basis and independent of specific quantitative measures.

•

Aligning management incentives with long-term shareholder interests—The Committee believes that management incentives should be aligned with long-term interests of the Company’s shareholders. On May 26, 2011, the Board of Directors approved the adoption of the Alico, Inc. 2011 Long-Term Incentive Program (the “Program”), as part of the Alico, Inc. 2008 Incentive Equity Plan previously approved by the shareholders. Participants in the Program include the Named Executive Officers other than the CEO. Participants in the Program are eligible to receive awards of restricted common stock of the Company if specified performance criteria are achieved.

Elements of Compensation

The following items are utilized to attract, retain and reward Alico’s executive officers:

•

Base Salary—Base salaries for Alico’s Named Executive Officers are based on their scope of responsibilities, education and training levels, leadership abilities, performance and specialized skills. Determination of salaries is based on the current competitive market environment including overall demand for such executives and competitive pay practices including a review of the Company’s compensation peer group and other relevant data. The Company’s financial performance, overall financial condition, and individual performance are evaluated in addition to the factors listed above in order to determine whether salary increases are advisable. The Committee wishes to incentivize executives with pay for performance. Accordingly, base salary levels of the Company are generally lower than those of the peer group. It is the Committee’s philosophy to provide a significant portion of the compensation paid to each executive through its discretionary incentive bonus program.

•

Discretionary Incentive Bonuses—The Company has a discretionary incentive bonus program. The Committee evaluates the Company’s financial performance and overall financial condition in addition to its evaluation of each of the Executive Officers to determine if incentive bonuses are to be paid for each fiscal year. The Committee generally does not establish target minimum or maximum bonus levels for its executive officers. If, in the Committee’s discretion, the Company’s performance and overall financial condition do not warrant the payment of incentive bonuses, no such bonuses are paid.

When the Committee determines that the interests of the Company and its shareholders would be served by the payment of discretionary bonuses, the Committee also considers the individual performance of each executive and his/her role in influencing Company performance and the financial condition of the Company, as well as competitive pay practices including a review of the Company’s compensation peer group and other relevant data. The evaluation of executive performance is largely subjective in nature and, in the case of executive officers other than the CEO, is based on input from the Company’s CEO regarding each executive’s performance. The Committee evaluates the executive’s performance based on the Committee’s overall judgment of the executive’s contribution for the year in the context of relevant operating conditions, markets and other factors beyond the executive’s control and considers performance factors such as accomplishment of initiatives, attitude and leadership.

•

Equity Incentives—In fiscal 2008, the Company adopted an Equity Incentive Plan and the Board granted shares of restricted common stock to certain executives in accordance with the plan. On May 26, 2011, the Company’s Board of Directors approved the Program, as part of the Alico, Inc. 2008 Incentive Equity Plan previously approved by the shareholders. The Program includes the Named Executive Officers (the “Participants”) other than the CEO. In fiscal year 2011, the Compensation Committee approved the contingent award, subject to the achievement of certain performance criteria, of restricted shares to certain key executive officers (other than the CEO), based on the executive’s future role in influencing Company performance and the financial condition of the Company and practices in the competitive market environment.

•

Retirement Benefits—Executive officers are allowed to participate in Alico’s qualified employee benefit 401k and Profit Sharing Plan offered to all full time employees. Under the plan, Alico provides a matching contribution of up to 2% of a participating employee’s eligible compensation. Additionally, annual discretionary contributions, based on a percentage of salary determined at the Board’s sole discretion, may be contributed pursuant to the qualified profit sharing portion of the plan. The Company made a 3 % discretionary contribution in fiscal year 2011 but did not make a contribution in either fiscal year 2010 or 2009.

•

Perquisites and Other Fringe Benefits—Alico’s executive officers receive health and insurance benefits, such as group medical and life, under plans generally available to all salaried employees. Other fringe benefits consist of life insurance, Company provided vehicles and housing allowances where appropriate, and dividends on restricted stock awards. The Company does not own a corporate jet or helicopter nor does it pay for country club dues or other such perquisites.

How the Executive Compensation Program was applied in Fiscal 2011

The Committee believes that Alico’s compensation program is balanced and reasonable and supports the Committee’s philosophy related to performance based compensation while providing incentives to executives for exceptional performance in the execution of the Company’s strategy and initiatives. The program rewards performance, but the discretionary nature does not commit the Company to provide additional compensation in the event that Company profitability and financial objectives are not met.

Fiscal Year 2011

At the beginning of fiscal year 2011, the Company evaluated the compensation of four named executives: JD Alexander, President and Chief Executive Officer (“CEO”), Ken Smith, Ph.D., Executive Vice President and Chief Operating Officer (“COO”), Scott R. Whitney, Senior Vice President and Chief Financial Officer (“CFO”) and Donald R. Schrotenboer, President of Alico’s wholly owned subsidiary, Alico Land Development, Inc. In conducting the evaluation, the Committee reviewed the compensation practices of a peer group of companies for comparable positions and reviewed the historical compensation and, where applicable, performance of each such individual during the preceding fiscal year. As part of its evaluation, the Committee reviewed compensation tally sheets which present comprehensive data on the total compensation and benefits for each of the executives.

These tally sheets included all obligations for then current and projected future compensation and contained comparative historical information. The Committee decided to hold fiscal year 2011 base salaries for the four named executives at the same levels established in 2010.

Mr. Whitney announced his resignation as Senior Vice President and Chief Financial Officer of the Company in May 2011. The Company hired W. Mark Humphrey as Senior Vice President and Chief Financial Officer on June 20, 2011. In determining Mr. Humphrey’s salary, the Committee reviewed Mr. Humphrey’s anticipated scope of responsibilities, his education and training, leadership abilities, and specialized skills. The Committee also reviewed the compensation practices of its compensation peer group and reviewed the historical compensation practices of the Company for the position. After reviewing the information, the Committee set Mr. Humphrey’s annual base salary at $200,000, consistent with the previous CFO. Mr. Humphrey was also awarded a signing bonus of $25,000.

The Committee reviewed the Company’s results of operations for fiscal year 2011 and its overall financial condition late in the fourth quarter of fiscal year 2011, as well as compensation practices of its compensation peer group and other relevant market data. Based on its review, the Committee determined that the payment of discretionary bonuses was warranted and bonuses were paid to Messrs. Alexander, Smith and Schrotenboer. The Company paid no bonuses to any of the Named Executive Officers for either fiscal year 2010 or 2009. The Committee established base salaries for fiscal year 2012 at a 2% increase over fiscal year 2011 levels but has not set annual target compensation levels or incentive bonus targets for fiscal year 2012.

Long-Term Incentive Program

On May 26, 2011, the Company’s Board of Directors approved the adoption of the Long-Term Incentive Program the (the “Program”), as part of the Alico, Inc. 2008 Incentive Equity Plan previously approved by the shareholders. The Program includes the Participants other than the CEO.

Participants in the Program will be eligible to receive awards of restricted common stock of the Company if the Performance Criteria or Partial Performance Criteria (each as defined below) are achieved. The restricted common stock awards will be subject to vesting restrictions as specified. No restricted common stock will be awarded under the Program unless the Performance Criteria or Partial Performance Criteria are achieved during the five year period following the Award Date (the “Performance Period”) as specified. Each Participant signed an award agreement with the Company setting forth the terms of the award and stating that the Participant’s employment by the Company will be “at will” and that neither the award nor the award agreement shall constitute an assurance of continued employment.

The number of shares of restricted common stock contingently awarded to each respective Participant (the “Award Level”) is equal to the product of (i) the percentage of base salary represented by the annualized value of long term incentive compensation which ranks at the 75th percentile of the Company’s peer group for the comparable executive officer of peer group companies; multiplied by (ii) the median base salary of the comparable executive officer at peer group companies; and multiplied by (iii) three (to reflect a 3-year compensation period under the Program); divided by (iv) $25.15 (the “Base Stock Price”)(based on the 20 Day Weighted Average Closing Price of the Company’s common stock ending on May 26, 2011 (the “Award Date”)).

The Performance Criteria shall be deemed to have been achieved if, at any time during the Performance Period, the weighted average of the closing prices of Alico common stock over the most recent 20 consecutive trading day period (the “20 Day Weighted Average Closing Price”) exceeds (i) 200% of the Base Stock Price at any time during the three year period commencing on the Award Date, or (ii) 214% of the Base Stock Price during the one year period commencing on the third anniversary of the Award Date and ending on the fourth anniversary of the Award Date, or (iii) 228% of the Base Stock Price at any time during the one year period commencing on the fourth anniversary of the Award Date and ending on the fifth anniversary of the Award Date (in each case, the “Target Average Stock Price”). If the 20 Day Weighted Average Closing Price equals or exceeds 100% of the applicable Target Average Stock Price on any day during the Performance Period, Participants will be awarded, subject to vesting, 100% of their respective Award Levels.

If the Performance Criteria are not achieved during the Performance Period but at any time during the Performance Period, the 20 Day Weighted Average Closing Price exceeded 90% of the applicable Target Average Stock Price, then fifty percent (50%) of the Award Level for each respective Participant shall be awarded, subject to vesting, at the end of the Performance Period (“Partial Performance Criteria”).

Shares of restricted common stock awarded to Participants pursuant to the Program shall vest and shall be issued and delivered to Participants by the Company as follows:

-	Fifty Percent (50%) of the Award Level shall immediately vest upon achievement of the Target Average Stock Price (the “Achievement Date”).

-	Twenty-Five Percent (25%) of the Award Level shall vest on the first anniversary of the Achievement Date.

-	Twenty-Five Percent (25%) of the Award Level shall vest on the second anniversary of the Achievement Date.

Participants must be employed by the Company in an executive position through the dates above to receive their stock awards.

Fiscal Year 2010

Mr. Steven M. Smith tendered his resignation as President and Principal Executive Officer in February 2010. At that time, the Board appointed Mr. JD Alexander as the Company’s President and Chief Executive Officer . Mr. Alexander served as CEO of Alico, Inc. from February to June 2010 without compensation. In June 2010, the Committee reviewed Mr. Alexander’s performance and developed a compensation package for Mr. Alexander based on competitive practices in the industry, his anticipated scope of responsibilities, education and training, leadership abilities, performance and specialized skills as well as the Company’s historical compensation for the position. In addition, the Committee considered the compensation of CEO’s at peer companies as well as the overall financial condition of the Company. Mr. Alexander also serves as the CEO of Atlantic Blue Group, Inc., the majority shareholder of Alico, and as a Florida State Senator, and also serves as chairman of the Senate’s Budget Committee. The Committee recognized that Mr. Alexander’s responsibilities in these other capacities could limit his availability for service as Alico’s CEO. However, the Board recognized that Mr. Alexander’s keen understanding of Alico’s operations, including his substantial financial interest in the Company and a decade of past service to the Company as vice-president of its citrus division, could provide a unique perspective and motivation for the advancement of the Company. Accordingly, the Committee recommended an annual base salary of $190,000 per year for Mr. Alexander which was based on a salary that the Committee felt was fair to the Company considering Mr. Alexander’s responsibilities outside of Alico.

To support the CEO in administering his plans for the operations of the Company, Alico hired Ken Smith, Ph.D., as its Executive Vice President and Chief Operating Officer in June 2010. In determining the annual salary for the COO, the Committee received a recommendation from the CEO which was based on Dr. Smith’s previous salary at Atlantic Blue Group, Inc., the Company’s majority shareholder and Dr. Smith’s previous employer. The Committee reviewed the CEO’s recommendation in addition to Dr. Smith’s anticipated scope of responsibilities, his education and training, leadership abilities, performance, specialized skills, and considered compensation for COO’s at peer companies and the Company’s overall financial condition in recommending an annual base salary of $285,000 for Dr. Smith and an annual housing allowance of up to $30,000 during the first year of his employment. Dr. Smith declined the offer of a company vehicle.

Mr. Patrick W. Murphy announced his resignation as Senior Vice President and Chief Financial Officer of the Company in August 2010. The Company hired Scott R. Whitney as Senior Vice President and Chief Financial Officer on September 27, 2010. In determining Mr. Whitney’s salary, the Committee reviewed

Mr. Whitney’s anticipated scope of responsibilities, his education and training, leadership abilities, and specialized skills. The Committee also reviewed the compensation practices of its compensation peer group and reviewed the historical compensation practices of the Company for the position. After reviewing the information, the Committee set Mr. Whitney’s annual base salary at $200,000.

Through the process of analyzing and establishing compensation for the incoming Named Executive Officers discussed above, the Committee considered the Company’s overall financial condition, its liquidity requirements, anticipated future cash flows and the alignment of executive compensation with shareholder interest. With each successive change, the Committee refined its compensation philosophy to reflect its belief that performance based compensation for its executives should be determined by how each executive performs under the circumstances of unpredictable events and conditions to advance the interests of the Company and its shareholders. Although the Company may establish goals and objectives for its executives from time to time, the Committee does not believe that performance compensation for its executives should be directly linked to predetermined goals because external factors are often the major reason that the Company does or does not achieve such goals in a given year.

Use of Tally Sheets

To assist the Committee in making compensation decisions, the Committee reviews compensation tally sheets which present comprehensive data on the total compensation and benefits package for each of the Company’s Executive Officers. These tally sheets include all obligations for present and projected future compensation and contain comparative historical information.

Change in Control Arrangements

The Company does not have any change-in-control agreements or arrangements in place for any of its current Executive Officers with the exception of the Restricted Stock Award Agreements in connection with the Program. With regard to the Program, a change in control would include: (1) the Board of Directors, as of May 26, 2011, ceases to constitute at least a majority of the Directors, (2) the acquisition by any individual, entity or group of fifty percent or more of the Company’s outstanding shares, (3) the sale or disposition of all or substantially all of the Company’s assets or (4) liquidation of the Company by shareholder vote during the Performance Period of the Program. Upon a change in control, Program participants shall immediately vest the awarded shares. There are no change-in-control provisions in any of the Company’s other compensation plans, employee benefit plans or restricted stock grants.

Stock Ownership Guidelines for Directors and Executive Officers

The Board of Directors encourages stock ownership by Executive Officers but has not adopted stock ownership guidelines for such officers.

In 2005, the Board of Directors adopted, and the Company’s shareholders approved, a Director Stock Purchase Policy requiring that all Directors who are not beneficial owners of Atlanticblue own Company stock with a market value which is equal to or greater than $200,000 or such lesser amount as is applicable to a Phase-In Period (the “Company Director Target Stock Ownership Requirement”). In order to provide Directors serving on the Board as of the date of the adoption of this policy and new Directors who subsequently join the Board of Alico, Inc. the opportunity to meet this requirement over a reasonable period of time, each such Director has three years to achieve the overall Company Director Target Stock Ownership Requirement. If the Director is elected to the Board at a time when there is less than 4 months remaining in the fiscal year, then the three-year period for overall compliance with the Company Director Target Stock Ownership Requirement would be extended until the end of the next full fiscal year after his or her election. In October 2008, the Board amended the Company Director Stock Ownership Policy to provide that the $200,000 target stockholding requirement which Directors are required to maintain may be calculated using the greater of current market value or the price of the stock at the time the Director acquired the stock. The Company Director Target Stock Ownership Requirement will be measured at the end of the phase-in period and annually thereafter at the end of each fiscal year. In May 2010, the Board amended the Company Director Stock Ownership Policy to reduce the Company Director Stock Ownership Requirement from $200,000 to $180,000.

Tax Impact on Compensation

The Committee has reviewed the Company’s compensation plans with regard to the deduction limitation under the Omnibus Budget Reconciliation Act of 1993 (the “Act”) and the final regulations interpreting the Act that have been adopted by the Internal Revenue Service and the Department of the Treasury. Based on this review, the Compensation Committee has determined that the compensation paid to Executive Officers in fiscal year 2011 qualifies for deductibility under the regulations.

Section 162(m) of the Code places a $1 million limit on the amount of compensation the Company may deduct for tax purposes in any year with respect to each of the Named Executive Officers, except that performance-based compensation that meets applicable requirements is excluded from the $1 million limit. The Company’s executive compensation program is designed to maximize the deductibility of compensation. However, when warranted due to competitive or other factors, the Compensation Committee may decide in certain circumstances to exceed the deductibility limit under Section 162(m) or to otherwise pay non-deductible compensation. There were no such circumstances in fiscal year 2011.

EXECUTIVE OFFICERS

The following table sets forth certain information on each of the current Executive Officers of the Company.

Name	Age	Position and Background with the Company
JD Alexander	52	President and Chief Executive Officer (February 24, 2010—Present). Director since January 2008, Vice-Chairman of the Alico Board of Directors since October 2009. Mr. Alexander is the Chairman and Chief Executive Officer of Atlantic Blue Group, Inc. Mr. Alexander previously served as a Director of Alico (2004-2005). Mr. Alexander serves as a Florida State Senator (2002-Present) and previously served as a Florida State Representative (1998-2002). He served as a Co-General partner of Scenic Highland Groves, LLP (1996-2007) and previously worked for Alico, Inc. as Vice President Citrus (1987-1997). He currently serves as a Director on the board of Global Growth Trust, Inc. (August 2009—Present).

Ken Smith, Ph.D.	44	Executive Vice President and Chief Operating Officer (July 1, 2010—Present). Prior to joining Alico, Dr. Smith was the Vice-President of Agriculture Operations for Atlanticblue Group Inc., a 51% shareholder of Alico. Before joining Atlanticblue, Dr. Smith was a private consultant for large cattle operations across the United States, including Alico, and held various management positions in technical services/research and business management with Purina Mills, Inc. He holds BS and MS degrees in Animal Science from West Texas State University and a PhD from Texas Tech University.

W. Mark Humphrey	40	Senior Vice President and Chief Financial Officer (June 20, 2011—Present). Prior to joining Alico, Mr. Humphrey was the Chief Financial Officer for the Compass Management Group, LLC, a diversified company involved in the management of homeowners associations and commercial properties in Southwest Florida. Prior to his involvement with the Compass Management Group he held similar positions with Prism Microwave, Inc. and Source Interlink Companies. Mr. Humphrey started his career with PricewaterhouseCoopers and spent two years in the firm’s National Accounting & SEC Directorate in New York City where he helped develop Sarbanes—Oxley methodology for the firm and its clients. Mr. Humphrey holds a BS and MS in Accounting from the University of Florida and he has a CPA designation.

Donald R. Schrotenboer	49

President, Alico Land Development, Inc. a wholly owned subsidiary of Alico, Inc. (September 30, 2008 - Present). Previously, Mr. Schrotenboer was Vice President and Principal at Gilkey Organization of Bonita Springs, FL where he retained large landowner clients creating long-term value in their real estate. In addition, Mr. Schrotenboer served as one of two Principals at Ave Maria Development, Inc (2000-2007) where he was charged with overseeing the development process of a new town and university.

EXECUTIVE COMPENSATION

The following table provides information regarding the compensation of our Named Executive Officers for the fiscal years 2011, 2010 and 2009. This table should be read in conjunction with the Compensation Discussion and Analysis, which sets forth the objectives and other information regarding our executive compensation program.

SUMMARY COMPENSATION TABLE

Name and Prinicipal Position	Fiscal Year	Salary (c)	Bonus (d)	Restricted Stock Awards (e)	All other compensation (i)	Total (j)
JD Alexander(1)	2011	$190,000	$200,000	$—	$26,423	$416,423
President and Chief Executive Officer	2010	$47,500	$—	$—	$31,372	$78,872
	2009	$—	$—	$—	$—	$—

W. Mark Humphrey(2)	2011	$56,923	$25,000	$—	$160	$82,083
Senior Vice President and Chief Financial Officer	2010	$—	$—	$—	$—	$—
	2009	$—	$—	$—	$—	$—

Ken Smith Ph.D.(3)	2011	$285,000	$150,000	$—	$37,913	$472,913
Executive Vice President and Chief Operating Officer	2010	$71,250	$—	$—	$7,770	$79,020
	2009	$—	$—	$—	$—	$—

Donald R. Schrotenboer(4)	2011	$225,000	$100,000	$66,180	$20,240	$411,420
President, Alico Land Development, Inc.	2010	$225,000	$—	$66,180	$11,500	$302,680
	2009	$225,000	$—	$—	$18,613	$243,613

Scott R. Whitney(5)	2011	$133,590	$—	$—	$763	$134,353
Senior Vice President and Chief Financial Officer	2010	$3,077	$—	$—	$—	$3,077
	2009	$—	$—	$—	$—	$—

Patrick W. Murphy(6)	2011	$40,000	$—	$—	$39,204	$79,204
Senior Vice President and Chief Finanical Officer	2010	$160,000	$—	$42,988	$4,630	$207,618
	2009	$158,438	$—	$42,988	$9,928	$211,354

(1)	Mr. JD Alexander began serving as President and Chief Executive Officer in February 2010. He served from February 2010 through June 2010 without compensation; however, Mr. Alexander was provided personal benefits for transportation totaling $31,141 in 2010. Salary amounts shown for 2010 are from July 1, 2010 to September 30, 2010.
(2)	Mr. Humphrey was hired and appointed as Senior Vice President and Chief Financial Officer effective June 20, 2011. Amounts shown for 2011 are from June 20, 2011 to September 30, 2011.
(3)	Ken Smith, Ph.D., was appointed as Executive Vice President and Chief Operating Officer for the Company on July 1, 2010. Amounts shown for 2010 are from July 1, 2010 to September 30, 2010.
(4)	Mr. Schrotenboer was hired on September 30, 2008 as President of Alico Land Development, Inc.
(5)	Mr. Whitney was appointed Senior Vice President and Chief Financial Officer effective September 27, 2010 and resigned May 10, 2011. Amounts shown are from September 27, 2010 to September 30, 2010 for 2010 and October 1, 2010 through May 10, 2011 for 2011.
(6)	Mr. Murphy resigned his position as Chief Financial Officer in August 2010, but continued to serve in an advisory capacity through December 31, 2010. Amounts for 2011 are through December 31, 2010 and include $39,018 in severance.
(7)	Columns f—h have been omitted as they are not applicable.

Salary (Column c)

The amounts reported in Column c represent base salaries paid to each of the Named Executive Officers for each of the last three completed fiscal years, as indicated.

Bonuses (Column d)

The amounts reported in Column d represent bonuses paid to each of the Named Executive Officers for the last three completed fiscal years, as indicated.

Stock Awards (Column e)

The amounts reported in Column e represent the dollar amount of restricted stock share award units (“RSU”) recognized, or “expensed,” for each of the Named Executive Officers as compensation costs for financial reporting purposes. Accordingly, the valuation of stock awards is the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board ASC Topic 718, Stock Compensation, for last three completed fiscal years.

A grant of 6,800 shares was made to Mr. Murphy in January 2008 with a fair value of $40.67 per share, in order to replace previous retirement benefits offered. Mr. Murphy immediately vested in 1,517 of these shares; 1,057 of the remaining shares vested in January 2009, and 1,057 shares vested in January 2010. Upon Mr. Murphy’s announced resignation in August 2010, the Company recorded an adjustment of $51 thousand against the remaining shares to be vested under the award. In December 2010, the Company recorded the final adjustment of $39 thousand to reduce compensation expense against the remaining unvested shares under the award.

A grant of 7,500 shares was made to Mr. Schrotenboer as a portion of his total compensation package. The Board awarded 7,500 shares of restricted stock to Mr. Schrotenboer in September 2008. Under the terms of the agreement, 1,500 of the shares vested on September 30, 2011 and 2010 and an additional 1,500 shares will continue to vest in September of each year until they are fully vested. The fair value per share was $44.12 on the date of the award.

No stock options or stock appreciation rights have been granted since February 2004. There were no outstanding stock options or appreciation rights outstanding at September 30, 2011.

All Other Compensation (Column i)

The amounts reported in Column i represent the aggregate dollar amount for each Named Executive Officer for perquisites and other personal benefits, tax reimbursements, Company contributions to the Company’s 401(k) retirement plans, insurance premiums for life insurance policies and the value of dividends on restricted stock paid during fiscal year 2011 on vested and unvested units of restricted stock granted. The following table shows and explains the specific amounts included in Column i of the Summary Compensation Table for fiscal 2011. Under SEC Rules, the Company is required to identify by type all perquisites and other personal benefits for a Named Executive Officer if the total value for that individual equals or exceeds $10,000, and to report and quantify each perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount for that individual. For purposes of uniformity, all information regarding perquisites has been provided for each Named Executive Officer, not just those meeting the $10,000 threshold.

Name	Perquisites and other personal benefits (1)	Tax Reimbursements	Registrant contributions to retirement plans	Insurance Premiums (2)	Value of Restricted Stock Dividends Earned During the Fiscal Year (3)	Total
JD Alexander	$12,649	$—	$10,200	$3,575	$—	$26,423
Dr. Ken Smith	$22,500	$—	$12,338	$3,075	$—	$37,913
Scott R. Whitney	$—	$—	$—	$763	$—	$763
Donald R. Schrotenboer	$9,750	$—	$7,350	$2,465	$675	$20,240
Patrick W. Murphy	$39,018	$—	$—	$186	$—	$39,204
W. Mark Humphrey	$—	$—	$—	$160	$—	$160

(1)	Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to the Company including the cost to the Company for Company cars used for commuting and other personal transportation. The amounts will be based on the fair lease value of the vehicle in accordance with tables published annually by the IRS where applicable, and the amount of vehicle or housing allowances paid. Executives are taxed on the imputed income attributable to personal use of Company vehicles, including commuting mileage, and do not receive tax assistance from the Company with respect to these amounts.
(2)	Represents applicable premiums paid on life insurance policies for each of the Named Executives.
(3)	Dividends on shares of restricted stock are paid to participants during the fiscal year on vested and unvested shares whenever dividends are paid to the Company’s common shareholders.

Total Compensation (Column j)

The amounts reported in Column j are the sum of Columns c through i for each of the Named Executive Officers. All compensation amounts reported in Column j include amounts paid and amounts deferred.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2011

The table provides information about grants of equity plan-based awards to the Named Executives Officers in the fiscal year ended September 30, 2011.

		Estimated Future Payouts under Equity Incentive Plan Awards Maximum(1)			All Other Stock Awards: Number of Shares of Stock or Units(2)	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
W. Mark Humphrey	5/26/2011	413,089	917,975	—	18,250	458,988
Ken Smith, Ph.D.	5/26/2011	700,915	1,557,589	—	30,966	778,795
Donald R. Schrotenboer	5/26/2011	399,734	888,298	—	17,660	444,149

(1)	Vesting of these contingently restricted common shares awarded requires both continued service and attainment of specified share price targets of the Common Stock with respect to each reward.
(2)	Vesting of contingently awarded restricted shares is as follows (i) 50% of the award will vest immediately upon the attainment of the achievement of the performance criteria, (ii) 25% of the award will vest on first anniversary of the achievement date, and (iii) 25% of the award will vest on the second anniversary of the achievement date. Named Executive Officers must be employed by the Company through the vesting dates to receive their stock award.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2011

The following table sets forth information regarding outstanding restricted stock awards held by Named Executive Officers at September 30, 2011.

	Stock Awards
Name	Grant Date	Number of Shares of Stock that Have Not Vested (#) (1)	Market Value of Shares of Stock that Have Not Vested (#) (2)
Donald R. Schrotenboer(3)	9/29/08	4,500	$88,380

(1)	Shares vest at the rate of 20% on each anniversary of the grant date until they are fully vested.
(2)	Market value of unvested restricted stock shares calculated using the closing price of the Company’s common stock on the NASDAQ on September 30, 2011, $19.64 per share.
(3)	Mr. Schrotenboer’s outstanding restricted stock awards represent shares that he elected to receive as partial payment for his payout of the Company’s Management Security Plan (“MSP”) due to the Company’s termination of the officer’s participation in the MSP.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2011

The following table provides information concerning the vesting of restricted stock awards during fiscal 2011 for each of the Named Executive Officers holding unvested shares of restricted stock issued as Stock Awards. No options were exercised during fiscal year 2011 by any of the Named Executive Officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Donald R. Schrotenboer	1,500	$66,180

NON-QUALIFIED DEFERRED COMPENSATION

The Company does not maintain any deferred compensation plans. Accordingly, the required tables relating to such types of plan compensation have been omitted.

Common Stock Performance

A graph of the Company’s common stock performance, comparing the value of $100 invested on September 1, 2005 in the Company’s common stock, the S&P 500 and a Company-constructed peer group, is provided in the Company’s Annual Report on Form 10-K to Shareholders that is included with the mailing of this Proxy Statement (the “Annual Report”). Please refer to the Annual Report for this information.

CONTINGENT COMPENSATION

2008 Incentive Equity Plan

Effective November 30, 2008, the Board of Directors adopted the Alico, Inc. 2008 Incentive Equity Plan (the “2008 Incentive Plan”) which was approved by the shareholders on February 20, 2009. The 2008 Incentive Plan is intended to provide participants with an opportunity to increase their stock ownership in the Company and to give them an additional incentive to achieve the Company’s objectives. Like the 1998 Incentive Equity Plan, the 2008 Incentive Plan allows officers, Board members and other key employees of the Company and its subsidiaries and affiliates who are responsible for the management, growth and/or profitability of the business of the Company and/or its subsidiaries and affiliates to be eligible to receive stock option grants, Stock Appreciation Rights (“SARs”) and/or restricted stock awards. Under the terms of the 2008 Incentive Plan, up to 350,000 shares of the Company’s issued and outstanding Common Stock may be purchased by the Company and reserved for awards under the 2008 Incentive Plan.

Stock Options. The 2008 Incentive Plan provides that options, stock appreciation rights or restricted stock may be granted only to those individuals, Board members and employees, whose participation the Board or its designated committee determines is in the best interest of the Company. The Company receives no consideration upon the granting of an option. The options may be granted either as incentive stock options (which qualify for certain favorable tax consequences for the offering, as discussed below), or as non-qualified stock options, but no options may be granted after five (5) years from the date the 2008 Incentive Plan was adopted by the Board. No options have been granted under the plan.

Stock Appreciation Rights. The Board or its designated committee may also grant non-transferable SARs in conjunction with options, entitling the holder upon exercise to receive an amount in cash and/or Common Stock (as determined by the Board or its designated committee) equal in value to the increase since the date of grant in the fair market value of the Common Stock covered by such right. Each SAR will terminate upon the termination or exercise of the related option. No SARs have been granted under the plan.

Restricted Stock. The Board or its designated committee may also award restricted stock subject to certain conditions set forth in the 2008 Incentive Plan and such other conditions and restrictions as the Board or its designated committee may determine which may include the attainment of performance goals and the payment of a purchase price which may be equal to or less than par value (and may be zero).

Profit Sharing and Pension Plan

The Company operates a qualified retirement 401(k) and Profit Sharing Plan under Sections 401(k) of the Internal Revenue Code (collectively, the “Plan”). Under the Plan a regular employee of the Company becomes eligible to participate upon completion of 90 days of employment for purposes of elective deferrals and Company matching contributions. For non-elective contributions, a regular employee becomes eligible to participate upon completion of 1 year of employment service. An employee is always 100% vested in elective deferrals. Vesting of non-elective contributions and employer matching contributions begins after two (2) years of service with the Company at which time an employee becomes 20% vested. Vesting increases by 20% with each additional year of service. Employees become fully vested upon completion of six (6) years of service.

The Profit Sharing Plan is fully funded by non-elective contributions from the Company. Contributions by the Company are determined by the Board of Directors with allocations to employee accounts based on each participant’s compensation. The 401(k) Plan includes a voluntary (elective) employee contribution provision, which allows employees to contribute up to 100% of their salary, up to a maximum of $16,500. The Company may also make contributions to the 401(k) Plan as determined by the Board of Directors.

Employees will be deemed 100% vested and receive full benefits from the Plan, regardless of their standing on vesting schedules, upon retirement on or after age 65, death or permanent disability. Benefits commence within 60 days after request following one of the qualifying events, referred to above, and can be taken as periodic payments or in a lump sum. For the year ended September 30, 2011, the Company contributed a total of $221 thousand to this Plan.

Certain Relationships and Related Party Transactions

Atlantic Blue Group, Inc.

Atlantic Blue Group, Inc. (formerly Atlantic Blue Trust, Inc.) (“Atlanticblue”) owns approximately 51% of Alico’s common stock. By virtue of its ownership percentage, Atlanticblue is able to elect all Directors and, consequently, to control Alico. Atlanticblue issued a letter dated December 3, 2009 reaffirming its commitment to maintaining a majority of independent Directors (which may include affiliated Directors) on Alico’s board.

John R. Alexander, a major shareholder in Atlanticblue, served as Alico’s Chief Executive Officer from February 2005 through June 2008 and currently serves on the Company’s Board of Directors as its Chairman. Mr. Alexander’s son, JD Alexander, serves as President and Chief Executive Officer of Atlanticblue and in February 2010, was appointed as Alico’s President and Chief Executive Officer and serves on Alico’s Board of Directors as its Vice-Chairman. Robert E. Lee Caswell, Mr. John R. Alexander’s son-in-law, serves on the Alico Board of Directors, as does Robert J. Viguet, Jr., who is also a Director of Atlanticblue (collectively, John R. Alexander, JD Alexander, Robert E. Lee Caswell and Robert J. Viguet are referred to as the “Affiliated Directors”).

Ken Smith, Ph.D., Alico’s Executive Vice President and COO, was formerly employed by Atlanticblue until July 1, 2010. Per the terms of his employment, Dr. Smith continued to provide consulting services to Atlanticblue through fiscal year 2010. Atlanticblue reimbursed Alico $5 thousand during the fiscal year ended September 30, 2010 for services performed on its behalf by Dr. Smith.

The transactions listed below have all been approved by Alico’s Board of Directors and a majority of the Unaffiliated Directors.

The Affiliated Directors receive compensation for their services and reimbursement of travel expenses in accordance with the general policies of the Company the same as the unaffiliated Directors. See Director Fees and Equity Compensation disclosed herein for additional information.

Bowen Brothers Fruit LLC, a wholly owned subsidiary of Alico, Inc., is currently marketing citrus fruit from Tri-County Grove, LLC, a wholly owned subsidiary of Atlanticblue. During the fiscal years ended September 30, 2011 and 2010, Bowen marketed 222,856 and 265,586 boxes of fruit for approximately $2.1 million and $2.5 million, respectively. During the fiscal years ended September 30, 2011 and 2010, Bowen marketed 2,196 and 2,670 boxes of fruit from Alexander Properties, Inc. for approximately $30 thousand and $20 thousand, respectively. Alexander Properties, Inc. is a company owned by Mr. John R. Alexander and his family.

On January 18, 2008 the Company’s Board of Directors approved an unaccountable expense allowance of $5 thousand per month to Scenic Highlands Enterprises LLC. The Company’s former Chief Executive Officer and current Chairman of the Board, John R. Alexander, serves as the owner and Chief Executive Officer of Scenic Highlands Enterprises. The Board’s Action by Written Consent specified that the payments are to be used for office space, an administrative assistant’s salary and utilities. Alico paid Scenic Highlands Enterprises, LLC $45 thousand for the year ended September 30, 2011 and $60 thousand for the year ended September 30, 2010, respectively, in accordance with the agreement. The agreement ended June 30, 2011.

Effective June 30, 2008, the Board approved a transition, consulting, severance and non-compete agreement with John R. Alexander providing for total payments of $600 thousand over a three year period. Alico paid $113 thousand and $188 thousand to Mr. Alexander during the fiscal years ended September 30, 2011 and 2010, respectively, pursuant to this agreement. The agreement ended June 30, 2011.

During the fiscal year ended September 30, 2010, Alico sold equipment to Trevino Equipment, LLC, a company in which John R. Alexander held a financial interest. Trevino Equipment was chosen to purchase the equipment after they submitted the highest bid in a closed bidding process. The transaction totaled $28 thousand.

Baxter G. Troutman, a former Director of Alico and a nephew of John R. Alexander, filed suit against John R. Alexander and JD Alexander. The Company is reimbursing Messrs. Alexander for legal fees to defend themselves against the suit in accordance with the Board’s indemnification agreement. All reimbursements are being approved by the Special Committee of the Board currently comprised of four independent Directors. Reimbursements pursuant to the litigation were $68 thousand and $85 thousand on behalf of John R. Alexander and $60 thousand and $65 thousand on behalf of JD Alexander during the fiscal years ended September 30, 2011 and 2010, respectively.

Ben Hill Griffin, Inc.

Citrus revenues of approximately $0.9 million and $0.8 million were recognized for a portion of citrus crops sold under a marketing agreement with Ben Hill Griffin, Inc. (“Griffin”) for the years ended September 30, 2011 and 2010, respectively. Griffin and its subsidiaries are controlled by Ben Hill Griffin, III, the brother-in-law of John R. Alexander, Alico’s Chairman and former Chief Executive Officer. Accounts receivable include amounts due from Griffin of $152 thousand and $90 thousand at September 30, 2011 and 2010, respectively. These amounts represent revenues to be received periodically under pooling agreements as the sale of pooled products is completed. Harvesting, marketing and processing costs for fruit sold to Griffin totaled $300 thousand and $266 thousand for the fiscal years ended September 30, 2011 and 2010, respectively. During the fiscal year ended September 30, 2010, Bowen marketed 5,127 boxes of fruit for Ben Hill Griffin, Inc. for $62 thousand. Bowen did not market any fruit for Ben Hill Griffin during the fiscal year ended September 30, 2011.

Alico purchases fertilizer and other miscellaneous supplies, and services, and operating equipment from Griffin, on a competitive bid basis, for use in its cattle, sugarcane, sod and citrus operations. Such purchases totaled $2.4 million and $1.6 million for the fiscal years ended September 30, 2011 and 2010, respectively. The Consolidated Balance Sheets include accounts payable to Griffin for fertilizer and other crop supplies totaling $41 thousand and $44 thousand at September 30, 2011 and 2010, respectively.

Other

Mr. Charles Palmer, an independent Board Member, held a recreational lease with the Company during the fiscal year ended September 30, 2011 and 2010, for which he paid approximately $33,000 annually at the customary terms and rates the Company extends to third parties.

AUDIT COMMITTEE REPORT

The Audit Committee that had primary responsibility for interacting with the Company’s outside auditors during the preparation of the audited financial statements for the fiscal year ended September 30, 2011 (the “audited financial statements”) consisted of the following independent Directors, Ramon A. Rodriguez, Charles L. Palmer, John D. Rood and Robert J. Viguet, Jr.

Ramon A. Rodriguez was the designated financial expert for the Committee and was qualified to act in such capacity. The Committee prepared the following report on its activities with respect to the Company’s audited financial statements for the fiscal year ended September 30, 2011 (the “audited financial statements”):

•	The Committee has reviewed and discussed the audited financial statements with management of the Company.

•	The Committee has discussed with McGladrey & Pullen LLP, the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61.

•

The Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600T and has discussed with McGladrey & Pullen LLP their independence.

•

Based on and relying on the review and discussions described above, the Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011, for filing with the U.S. Securities and Exchange Commission.

AUDIT COMMITTEE FOR FISCAL YEAR ENDED SEPTEMBER 30, 2011

Ramon A. Rodriguez, Chairman

Charles L. Palmer

John D. Rood

Robert J. Viguet, Jr.

INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

McGladrey & Pullen LLP was appointed as the Company’s independent registered certified public accounting firm effective June 11, 2007. In addition to performing the year-end audit of the financial statements, the independent public accountant: (1) performs a limited review of the quarterly financial statements, reviews the financial information included in the Annual Report to Shareholders and the Forms 10-Q and 10-K filed with the Securities and Exchange Commission; and (2) prepares the federal and state income tax returns. All services performed by the independent accountants are approved by the Audit Committee of the Board of Directors prior to performance.

Representatives of McGladrey & Pullen, LLP are expected to be present at the Annual Meeting of Shareholders and will be given an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from shareholders. The Audit Committee reaffirmed continuation of McGladrey & Pullen, LLP as auditors for fiscal year 2012, subject to ratification by the Company’s shareholders.

The following list details the aggregate fees billed for professional services and expenses by the Company’s Independent Registered Certified Public Accounting firm during fiscal year 2011:

2011
Audit Fees	$291,921
Audit Related Fees	-0-
Tax Fees	89,372
All Other Fees	-0-

Total	$381,293

There were no fees billed or paid for financial information systems design and/or implementation or for any other fee for services rendered to the Company.

Audit Fees. Consists of fees billed for professional services and expenses rendered for the audit of the Company’s consolidated financial statements, assessment of the Company’s system of internal controls, and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided in connection with statutory and regulatory filings or engagements. The amounts billed to the Company by its independent public accountants in fiscal year 2011 and fiscal year 2010 were approximately $291,921 and $357,690, respectively.

Audit-Related Fees. Consists of fees billed for assurance and related services that were related to the performance of the audit or review of the Company’s consolidated financial statements. The amounts billed to the Company by its independent public accountants in fiscal year 2011 for Audit-Related Fees was $-0- and $-0- for fiscal year 2010.

Tax Fees. Consists of fees billed for professional services rendered for tax compliance, tax advice and tax planning. The amounts billed to the Company by its independent public accountants in fiscal year 2011 and fiscal year 2010 were $89,372 and $136,196, respectively.

All Other Fees. Includes attendance at meetings and advice rendered regarding contemplated actions. These fees totaled $-0- in fiscal year 2011 and $-0- in fiscal year 2010. There were no fees billed or paid in fiscal year 2011 or fiscal year 2010 by its independent registered certified public accountants in connection with products and services other than the services reported above.

The Audit Committee of the Board of Directors has determined that the provision of the non-audit professional services is compatible with maintaining McGladrey & Pullen LLP’s independence.

PROPOSAL TWO

RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to shareholder ratification, the Audit Committee of the Board of Directors of the Company has appointed the firm of McGladrey & Pullen, L.L.P. (“McGladrey”), certified public accountants, as the independent registered public accounting firm to make an examination of the consolidated financial statements of the Company for its fiscal year ending September 30, 2012. McGladrey served as the independent registered public accounting firm of the Company for the fiscal years ended September 30, 2011 and 2010. A representative of McGladrey will be present at the Annual Meeting with an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Board of Directors, at the request of the Audit Committee, is recommending the ratification of the appointment of McGladrey as Alico’s independent registered public accounting firm for the fiscal year 2012.

The affirmative vote of a majority in voting power of the votes cast on the proposal is required for approval of this proposal. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the outcome of the proposal.

If the appointment is not ratified by a majority of the votes cast, the adverse vote will be considered as an indication to the Audit Committee that it should consider selecting another independent registered public accounting firm for the following fiscal year. Given the difficulty and expense of making any substitution of independent registered public accounting firms after the beginning of the current fiscal year, it is contemplated that the appointment for the fiscal year 2012 will stand unless the Audit Committee finds other good reason to make a change. Please refer to the discussion under the caption “INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS” on page 32 of this proxy statement for a detailed description of the Company’s history with McGladrey and the services provided to Alico, including the amounts paid to McGladrey during the fiscal year ended September 30, 2011 for audit and tax fees.

The Board of Directors recommends that the shareholders vote FOR the ratification of the appointment of McGladrey as the independent registered public accounting firm of the Company.

PROPOSAL THREE

THE ADVISORY APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE

OFFICERS

We are asking our shareholders to provide advisory approval of the compensation of our Named Executive Officers as described in this proxy statement. While the vote is advisory, and not binding on the Company, it will provide information to our Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices.

As discussed in the Compensation Discussion and Analysis, we design our executive officer compensation program to attract, motivate, and retain the key executives who drive our success and industry leadership. Our compensation program consists of several forms of compensation: base salary, discretionary cash incentive bonuses, discretionary long-term incentive compensation such as equity compensation, and other benefits and prerequisites. Pay that reflects performance and alignment of that pay with the long-term interests of shareholders are key principles that underlie our compensation program. The Board believes that our current executive compensation program directly links executive compensation to our performance and aligns the interest of our executive officers with those of our shareholders.

Because this is an advisory vote, it will not be binding on the Board. However, the Board and the Compensation Committee will review and may take into account the outcome of the vote when considering future executive compensation decisions.

Accordingly, the Board recommends that you indicate your support for the Company’s compensation philosophy, policies, and procedures by voting “FOR” the advisory (non-binding) vote approving executive compensation.

OTHER BUSINESS

The Board of Directors is aware of no other matter that will be presented for action at the meeting. If any other matter requiring a vote of the shareholders properly comes before the meeting, the persons authorized under management proxies will vote and act according to their best judgment.

SHAREHOLDERS’ PROPOSALS

Shareholders’ proposals intended to be presented at the next annual meeting should be sent by certified mail, return receipt requested, and must be received by the Company at its principal executive offices (Attention: Corporate Secretary) by September 15, 2012, for inclusion in the proxy statement and the form of proxy for that meeting. Such proposals may be made only by persons who are shareholders, beneficially or of record on the date the proposals are submitted and who continue in such capacity through the 2012 annual meeting date, of at least 1% or $2,000 in market value of securities entitled to be voted at the meeting, and have held such securities for at least one year.

For any shareholder proposal that is not submitted for inclusion in the 2012 Proxy Statement, but is instead sought to be presented directly at the Annual Meeting, management will be able to vote proxies in its discretion if the Company: (i) does not receive notice of the proposal prior to the close of business on September 22, 2012 or (ii) receives notice of the proposal before the close of business on September 15, 2012, and advises shareholders in the 2012 Proxy Statement about the nature of the matter and how management intends to vote on such matter.

ANNUAL REPORT ON FORM 10-K

A copy of the 2011 Annual Report on Form 10-K for the fiscal year ended September 30, 2011, as filed with the Securities and Exchange Commission, may be obtained upon request and without charge, by writing:

Alico, Inc.

10070 Daniels Interstate Court

Suite 100

Fort Myers, FL

Attention: Denise Plair, Corporate Secretary

By Order of the Board of Directors

/s/ Denise Plair

Denise Plair

Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on February 17, 2012: The Company’s Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended September 30, 2011 are available on our website at http://www.alicoinc.com. In addition, you may access these materials at http://www.rrdezproxy.com/2012/alicoinc.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on February 17, 2012: The Company’s Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended September 30, 2011 are available on our website at http://www.alicoinc.com. In addition, you may access these materials at http://www.rrdezproxy.com/2012/alicoinc.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS

The undersigned shareholder(s) of Alico, Inc., a Florida corporation (the “Company”), hereby appoints JOHN R. ALEXANDER and JD ALEXANDER, or either of them, the proxy or proxies of the undersigned, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of the Company held of record by the undersigned on December 30, 2011, at the Annual Meeting of Shareholders of the Company to be held on Friday, February 17, 2012 and at any and all adjournments thereof, with all powers the undersigned would possess if personally present.

Please mark your votes as indicated in this example.    ☒

1.	ELECTION OF DIRECTORS:

FOR all nominees listed below:

(INSTRUCTIONS: Vote for only Nine nominees.)

Nominees:	01)	John R. Alexander	☐	04)	Thomas H. McAuley	☐	07)	John D. Rood	☐
	02)	JD Alexander	☐	05)	Charles L. Palmer	☐	08)	Robert J. Viguet, Jr.	☐
	03)	Robert E. Lee Caswell	☐	06)	Ramon Rodriguez	☐	09)	Gordon Walker	☐

☐	WITHHOLD AUTHORITY to vote for any of the nominees listed below:

2.	RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM:

FOR ratification of Company’s auditors	☐

AGAINST ratification of Company’s auditors	☐

ABSTAIN	☐

3.	THE ADVISORY APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPANY’S PROXY STATEMENT:

FOR ratification of the compensation of the Named Executive Officers	☐

AGAINST ratification of the compensation of the Named Executive Officers	☐

ABSTAIN	☐

4.	IN THEIR DISCRETION, THE PROXY OR PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY AND ALL ADJOURNMENTS THEREOF.

(Continued and to be signed on the other side)

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement dated January 17, 2012. This proxy card when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3 AND 4, IN THE DISCRETION OF THE PROXY HOLDERS WITH RESPECT TO SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Dated , 2012

Signature of Shareholder

Signature of Shareholder (if held jointly) (Executors, Administrators, Trustees, Guardians, etc. will so indicate when signing.)

PLEASE MARK, DATE, AND SIGN AND MAIL YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. YOUR PROMPT ATTENTION WILL BE APPRECIATED. NO POSTAGE IS NEEDED IF MAILED WITHIN THE UNITED STATES

ALICO, INC.

10070 Daniels Interstate Court

Suite 100 Fort Myers, FL 33913

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope provided or return it to Alico, Inc., Proxy Services c/o Computershare Investor Service, P.O. Box 43102, Providence, RI 02940-5068.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ALCIN1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ALICO, INC.

1.	ELECTION OF DIRECTORS:

For the nine (9) nominees marked below:

										Withhold All
Nominees:	01)	John R. Alexander	☐	04)	Thomas H. McAuley	☐	07)	John D. Rood	☐
	02)	JD Alexander	☐	05)	Charles L. Palmer	☐	08)	Robert J. Viguet, Jr.	☐	☐
	03)	Robert E. Lee Caswell	☐	06)	Ramon Rodriguez	☐	09)	Gordon Walker	☐

VOTE ONLY FOR NINE (9) NOMINEES.

2.	RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM:

FOR ratification of Company’s auditors	☐

AGAINST ratification of Company’s auditors	☐

ABSTAIN	☐

3.	THE ADVISORY APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPANY’S PROXY STATEMENT:

FOR ratification of the compensation of the Named Executive Officers	☐

AGAINST ratification of the compensation of the Named Executive Officers	☐

ABSTAIN	☐

4.	IN THEIR DISCRETION, THE PROXY OR PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY AND ALL ADJOURNMENTS THEREOF.

This proxy card when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted in favor of: (i) the election of the nominees proposed in this proxy statement, (ii) ratification of the Independent Registered Public Accounting Firm, (iii) the advisory approval of the compensation of the Named Executive Officers, and, (iv) if any other matters properly come before the meeting, in accordance with the best judgment of the persons designated as proxies.

PLEASE MARK, DATE, AND SIGN AND MAIL YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. YOUR PROMPT ATTENTION WILL BE APPRECIATED. NO POSTAGE IS NEEDED IF MAILED WITHIN THE UNITED STATES.

(Executors, Administrators, Trustees, Guardians, etc. will so indicate when signing.)